Exhibit 10.1

[Blockbuster Letterhead]

February 28, 2006

Dear Ed:

Blockbuster Inc. (“Blockbuster”) and you previously entered into an employment agreement dated October 13, 2000 (the “Agreement”), pursuant to which you serve as Executive Vice President and General Counsel of Blockbuster. Paragraph 17 of the Agreement provides that the Agreement may be changed only by a writing signed by both parties.

Blockbuster and you now desire to amend (this “Amendment”) the provisions of Paragraph 8(c) of the Agreement that relate to the amount of Termination Payments/Benefits that you are eligible for under the terms of the Agreement.

Contemporaneously with this Amendment, you have executed and delivered to Blockbuster a General Release and Waiver of Claims substantially in the form attached to the Agreement as an Addendum.

As used in this Amendment, terms that begin with an initial capital letter have the same meanings as such terms have in the Agreement unless a contrary meaning is specified in this Amendment.

For the consideration stated in paragraph 2 below, Blockbuster and you agree to the following:

1.	The current Term of the Agreement ends on February 28, 2008. Blockbuster will not renew the Agreement and will terminate you without cause, pursuant to Paragraph 8(b) of the Agreement, effective on February 28, 2006.

2.	Paragraph 8(c) will be deleted in its entirety and amended to read as follows:

(c) Termination Payments/Benefits. You will receive, less applicable withholding taxes, a lump sum payment in the amount of One Million, Forty-Five Thousand, Eight Hundred Dollars and No Cents ($1,045,800.00), payable on a date selected by you after your termination, but no later than September 1, 2006.

3.	The General Release and Waiver of Claims that you have executed and delivered contemporaneously with this Amendment does not, and is not intended to, relieve Blockbuster of its obligation to indemnify you to the fullest extent permitted by applicable Delaware law in accordance with the indemnity agreement between you and Blockbuster, effective as of December 8, 2004, and the applicable provisions of Blockbuster’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

4.	In all other respects, the Agreement remains unchanged and in full force and effect.

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Amendment to the undersigned. After this Amendment has been executed by both parties, it shall constitute a binding Amendment to the Agreement.

Sincerely,

/s/ Larry Zine
Larry Zine
Executive Vice President, Chief Financial Officer and Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ Edward B. Stead	February 28, 2006
Edward B. Stead	Date